Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
THIRD QUARTER FISCAL 2017 FINANCIAL RESULTS

- Net Sales of $98.5 million, reflecting a Comparable Sales Decrease of 5.0% -
- Fourth Quarter to date Comparable Sales are up mid-single digits -
- Selling, General & Administrative Expenses decreased by $0.7 million -

Minneapolis, MN, November 28, 2017 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the third quarter ended October 28, 2017.

Joel Waller, Interim President and Chief Executive Officer, commented, “We remain pleased with the progress of our turnaround, and with the inflection point we saw in our business late in October. For the fourth quarter-to-date, comparable sales are up mid-single-digits reflecting an increase in transactions and average dollar sales, including higher AUR as compared to the same period last year. While the third quarter was somewhat disappointing, we attribute this partially to weather and saw the timing of our sales improvement coincide with more seasonable weather as well as the receipt of new holiday merchandise. Both Outlets and eCommerce saw positive comp increases in the third quarter which have accelerated in the fourth quarter-to-date. We remain focused on refining our merchandise assortment to strike the right balance between fashion and core product, improving the flow of fashion and newness, and leveraging our marketing programs to connect with our customers. Overall, we believe that continuing to execute on our strategic plan will ultimately drive long-term, sustainable growth.”

Results for the Third Quarter Ended October 28, 2017

•
Net sales totaled $98.5 million, a decrease of 7.7%, while operating on average 473 stores. This compares to $106.7 million in net sales for the third quarter of fiscal 2016, while operating on average 506 stores.

•	Comparable sales decreased 5.0% following a 4.5% increase in the same period last year. eCommerce sales increased 8.5% following a 16.3% increase in the same period last year.

•
Gross margin rate decreased 300 basis points to 33.8%, as compared to last year’s third quarter, primarily due to continued higher promotions and markdowns to move through non-go-forward product and address slow sellers more quickly.

•
Selling, general & administrative expenses (“SG&A”) decreased by $0.7 million, driven by lower store operating expenses, lower net employee compensation expenses, and the absence of costs related to the customer platform transition that took place in last year’s third quarter, partially offset by higher medical claims and consulting fees. As a percent of net sales, SG&A was 32.3%, compared to 30.5% in the prior year period.

•	Net loss totaled $1.6 million, or ($0.05) per share, compared to net income for the prior year period of $3.5 million, or $0.09 per share.

•	Adjusted EBITDA*, a non-GAAP measure, was $1.4 million, compared to $6.7 million for the same period last year.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents totaled $17.9 million as of October 28, 2017. Total inventory was $51.4 million at the end of the third quarter as compared to $54.1 million at the end of the third quarter last year, a reduction of 4.9%.

Capital expenditures for the third quarter of fiscal 2017 were $1.2 million compared to $2.0 million in last year’s third quarter. Capital expenditures in the third quarter this year primarily reflected investments in new stores and technology associated with the Company’s omni-channel capabilities. For the third quarter ended October 28, 2017, the Company had no outstanding borrowings under its revolving credit facility.

The Company also announced that it has recently engaged a leading commercial real estate company to solicit interest in a sale and leaseback of the Company’s corporate facility in Plymouth MN which, if consummated, will unlock additional capital and enhance the Company’s overall liquidity position. The Company estimates the value of the building is in the low to mid-teen million dollar range.

Conference Call Information
The Company will discuss its third quarter results in a conference call scheduled for today, November 28, 2017, at 8:30 a.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com for 30 days. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 5, 2017. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13673598.

Non-GAAP Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains a non-GAAP financial measure, Adjusted EBITDA. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP. The Company believes the inclusion of these non-GAAP measures provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. These non-GAAP measures are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to its most directly comparable GAAP measure as provided in the table below.

*Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain discretionary items. Please see “Non-GAAP Measures” above and the reconciliation of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of November 28, 2017, the Company operates 472 stores in 45 states consisting of 321 MPW stores, 79 Outlet stores, 37 Christopher & Banks stores, and 35 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release and in our upcoming earnings conference call may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release or on our earnings conference call may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The

Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Marc Ungerman
Interim Chief Financial Officer and
Vice President, Controller
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net sales	$98,468	$106,668	$273,642	$296,625
Merchandise, buying and occupancy costs	65,229	67,447	185,237	189,543
Gross profit	33,239	39,221	88,405	107,082
Other Operating Expenses:
Selling, general and administrative	31,802	32,483	91,956	98,585
Depreciation and amortization	2,976	3,119	9,242	9,116
Impairment of long-lived assets	—	—	163	476
Total other operating expenses	34,778	35,602	101,361	108,177
Operating (loss) income	(1,539)	3,619	(12,956)	(1,095)
Interest expense, net	(38)	(44)	(107)	(126)
Other income	—	—	—	911
(Loss) income before income taxes	(1,577)	3,575	(13,063)	(310)
Income tax provision	45	82	136	249
Net (loss) income	$(1,622)	$3,493	$(13,199)	$(559)

Basic income (loss) per share:
Net (loss) income	$(0.05)	$0.09	$(0.36)	$(0.02)
Basic shares outstanding	37,285	37,075	37,178	36,992

Diluted income (loss) per share:
Net (loss) income	$(0.05)	$0.09	$(0.36)	$(0.02)
Diluted shares outstanding	37,285	37,153	37,178	36,992

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 28,	October 29,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$17,867	$25,882
Accounts receivable	4,196	3,742
Merchandise inventories	51,431	54,085
Prepaid expenses and other current assets	4,638	9,726
Income taxes receivable	243	601
Total current assets	78,375	94,036

Property, equipment and improvements, net	50,374	57,472

Other non-current assets:
Deferred income taxes	296	375
Other assets	638	460
Total other non-current assets	934	835
Total assets	$129,683	$152,343

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,600	$16,625
Accrued salaries, wages and related expenses	5,972	6,754
Accrued liabilities and other current liabilities	24,871	23,478
Total current liabilities	53,443	46,857

Non-current liabilities:
Deferred lease incentives	8,186	9,333
Deferred rent obligations	6,623	6,348
Other non-current liabilities	2,500	1,396
Total non-current liabilities	17,309	17,077

Stockholders' equity:
Common stock	475	471
Additional paid-in capital	127,348	126,408
Retained earnings	43,819	74,241
Common stock held in treasury	(112,711)	(112,711)
Total stockholders' equity	58,931	88,409
Total liabilities and stockholders' equity	$129,683	$152,343

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2017	2016
Cash flows from operating activities:
Net loss	$(13,199)	$(559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,242	9,116
Impairment of long-lived assets	163	476
Deferred income taxes, net	25	18
Gain from company-owned life insurance	—	(911)
Amortization of premium on investments	—	10
Amortization of financing costs	47	47
Deferred lease-related liabilities	(866)	(817)
Stock-based compensation expense	859	565
Loss on disposal of assets	—	1
Changes in operating assets and liabilities:
Accounts receivable	(1,648)	326
Merchandise inventories	(14,597)	(11,604)
Prepaid expenses and other assets	(1,260)	(543)
Income taxes receivable	273	(88)
Accounts payable	8,640	123
Accrued liabilities	(2,089)	2,912
Other liabilities	1,743	164
Net cash used in operating activities	(12,667)	(764)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(4,447)	(8,770)
Proceeds from company-owned life insurance	—	911
Maturities of available-for-sale investments	—	3,005
Net cash used in investing activities	(4,447)	(4,854)

Cash flows from financing activities:
Issuance of stock for stock option exercises, net of forfeitures	—	17
Shares redeemed for payroll taxes	(25)	(23)
Net cash used in financing activities	(25)	(6)

Net decrease in cash and cash equivalents	(17,139)	(5,624)
Cash and cash equivalents at beginning of period	35,006	31,506
Cash and cash equivalents at end of period	$17,867	$25,882

Supplemental cash flow information:
Interest paid	$107	$143
Income taxes (refunded) paid	$(263)	$102
Accrued purchases of equipment and improvements	$288	$267

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

The following table reconciles from Net (loss) income in accordance with generally accepted accounting principles (GAAP) to Adjusted EBITDA, a non-GAAP measure, for the thirteen week and thirty-nine week periods ended October 28, 2017 and October 29, 2016:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net (loss) income on a GAAP basis	$(1,622)	$3,493	$(13,199)	$(559)
Income tax provision	45	82	136	249
Other income	—	—	—	911
Interest expense, net	(38)	(44)	(107)	(126)
Depreciation & amortization	2,976	3,119	9,242	9,116
Impairment of long-lived assets	—	—	163	476
Lease termination fees and other related costs, net	—	—	484	—
Advisory fees in connection with shareholder activism	—	—	—	1,549
eCommerce transition fees	—	—	—	684
Adjusted EBITDA	$1,437	$6,738	$(3,067)	$10,730

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF LOSS PER SHARE
(in thousands, except per share amounts)
(unaudited)

No adjustment was necessary for the thirteen week periods ended October 28, 2017 and October 29, 2016.

The following table reconciles from Net loss per share in accordance with GAAP to Adjusted net loss per share, on a non-GAAP basis, for the thirty-nine week periods ended October 28, 2017 and October 29, 2016:

	Thirty-Nine Weeks Ended
	October 28,			October 29,
	2017			2016
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.36)			$(0.02)
Adjustments
Lease termination fees and other related costs, net	$484	$477	$0.01	$—	$—	$—
Advisory fees in connection with shareholder activism	—	—	—	1,549	1,479	0.04
eCommerce transition fees	—	—	—	684	653	0.02
Adjusted loss per share			$(0.35)			$0.04